Exhibit 99.1

Contact

Investor Relations

Phone: (441) 278-0988

Email: investorrelations@endurance.bm

ENDURANCE SPECIALTY ANNOUNCES SHARE REPURCHASE FROM FOUNDING SHAREHOLDERS

PEMBROKE, Bermuda – May 23, 2007 – Endurance Specialty Holdings Ltd. (NYSE:ENH) announced today that it has repurchased 1.3 million of its ordinary shares owned by Capital Z Financial Services Fund II, LP and Capital Z Financial Services Private Fund II, LP -- initial investors at the formation of the Company in 2001.  The purchase price was $38.02275 per share, for a total purchase price of $49,429,575.  Endurance made the repurchases under its existing share repurchase program and is using existing cash on hand to fund the repurchase.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, "The repurchase of Capital Z’s shares offered Endurance the opportunity to move forward quickly with its capital management strategy.  We will continue to seek to enhance our return on equity through selective repurchases of our ordinary shares at attractive valuations."

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance.  Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, workers’ compensation and professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance.  Endurance’s operating subsidiaries have been assigned a group rating of A (stable outlook) from Standard & Poor’s, A- (positive outlook) (Excellent) from A.M. Best and A2 by Moody’s.  Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda.  For more information about Endurance, please visit http://www.endurance.bm.